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                                                                  EXHIBIT (5)(d)

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                      RIDER

                     GUARANTEED MINIMUM DEATH BENEFIT (GMDB)

1. WHAT IS THE BENEFIT FOR THIS RIDER? Prior to its Expiry Date, this rider guarantees that the policy to which it is attached will never lapse because the policy's cash surrender value is not enough to cover the current Monthly Deduction Charges defined in the policy. The Expiry Date is shown on the Policy Data page and is based on the benefit period you selected at time of application for this rider.

2. HOW DOES THE RIDER BENEFIT OPERATE? If on any Monthly Deduction Day, the policy's cash surrender value is not enough to cover the required Monthly Deduction Charges, this rider will be activated provided it is still in force.

       When this rider is activated, the Monthly Deduction Charges will be deducted from the policy's cash value to the extent there is sufficient value. The amount of the Monthly Deduction Charges which exceeds the available cash value will be waived, including the charge for this rider.

3. WHEN IS THIS RIDER IN FORCE? This rider will be in force if all of the following conditions are met:

       (a)    The policy is still in force;

       (b)    This rider has not reached its Expiry Date;

       (c) The Guaranteed Minimum Death Benefit (GMDB) Premium Test described in Section 4 of this rider is satisfied. If this test is not satisfied, this rider will still be in force provided it has not ended as described in Section 7; and

       (d) The requirements for policy loans, stated in Section 8 of this rider, must have been satisfied.

       If this rider ends during a period when the rider benefit is activated, the policy will enter the Late Period, as described in the "Premiums" Section of this policy on the date this rider ends and will lapse in the event the required payment is not made.

4. HOW IS THE GMDB PREMIUM TEST SATISFIED? The GMDB Premium Test is satisfied as of a Monthly Deduction Day if the total premiums paid to date under the policy, less any partial withdrawals made, are at least equal to the Total GMDB Premium as of that date.

5. WHAT IS A GMDB PREMIUM? The Total GMDB Premium on a Monthly Deduction Day is equal to the cumulative sum of all Monthly GMDB Premiums form the Policy Date up to that Monthly Deduction Day. The Monthly GMDB Premium is shown on the Policy Data page.

       Since this policy must continue to qualify as Life Insurance, as defined under Section 7702 of the Internal Revenue Code, we will never require the payment of a GMDB Premium which would exceed the Guideline Premium Limit. If this occurs, we will mail a notice to you telling you of this.

6.     CAN THE GMDB PREMIUM EVER CHANGE? The Monthly GMDB Premium can change if:
       (a) the face amount of the policy or any attached riders changes; (b) the Life Insurance Benefit Option changes; (c) any riders are added to or removed from the policy; (d) the Insured's class of risk changes; or (e) a partial withdrawal is made. If the Monthly GMDB Premium changes, the Total GMDB Premium will increase each month by the new Monthly GMDB Premium beginning on the Monthly Deduction Day on or after the date of the change.

       If the Monthly GMDB Premium changes, we will give you new Policy Data pages which reflect the change.

7. WHAT HAPPENS IF THE GMDB PREMIUM TEST IS NOT SATISFIED? If on a Monthly Deduction Day, this policy does not satisfy the GMDB Premium Test and the amount by which the Test is failed is


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                     GUARANTEED MINIMUM DEATH BENEFIT (GMDB)
                                   (CONTINUED)

       more than one Monthly GMDB Premium, we will send a notice to you requesting a payment equal to the amount necessary to pass the GMDB Premium Test as of that Monthly Deduction Day. If this payment is not received by the next Monthly Deduction Day, this rider will end on that day. However, we will reinstate this rider if the required payment is received before the Monthly Deduction Day which follows the date the rider ended.

8. WHAT HAPPENS TO THIS RIDER IF I TAKE A POLICY LOAN? In order to keep this rider in force, the following restrictions apply to loans taken under the policy to which this rider is attached:

       (a) If a loan is taken during the first 2 policy years, this rider will end when the loan is taken

       (b) If a loan is requested after the first 2 policy years (or when unpaid loan interest is charged as a new loan), the cash surrender value less the new loan and any previous unpaid loans and accrued interest must exceed the total of the Monthly GMDB Premiums, accumulated at an annual effective rate of 6%, as of that date. If the new loan is for an amount which would cause this rider to end, we will notify you prior to granting the loan.

9. IS THERE A CHARGE FOR THIS RIDER? There is a charge for this rider, as shown on the Policy Data page. This charge will be deducted from the policy's cash value on each Monthly Deduction Day.

10. ARE SUPPLEMENTARY BENEFIT RIDERS COVERED UNDER THIS RIDER? The GMDB benefit also covers the monthly deductions due for any other riders which may be included in this policy.

11. WHAT HAPPENS TO THIS RIDER IF MONTHLY DEDUCTIONS ARE BEING WAIVED UNDER ANOTHER RIDER? If monthly deductions for this policy are being waived under the terms of another rider attached to this policy, this rider is placed on an inactive status and no benefit under this rider is in effect. In addition, no charges (including the Monthly GMDB Premium, shown on the Policy Data page) for this rider will be payable to us.

       However, once monthly deductions for this policy are no longer being waived as described above, this rider will automatically be restored. Beginning on the next Monthly Deduction Day, the charge for this rider will be deducted, the Monthly GMDB Premium must again be paid, and the GMDB premium tests will be resumed.

12. DOES THIS RIDER HAVE CASH VALUE OR LOAN VALUE? This rider does not have cash or loan value.

13. HOW ARE DATES AND AMOUNTS FOR THIS RIDER SHOWN? When this rider is issued at the same time as the policy, we show the Expiry Date, the Monthly GMDB Premium and the charge for this rider on the Policy Data page. The rider and policy have the same date of issue.

       When this rider is added to a policy which is already in force, we also put in an add-on rider. The add-on rider shows the Expiry Date, the date of issue, which will be a Monthly Deduction Day, the Total GMDB Premium as of that issue date, the Monthly GMDB Premium and the charge for this rider. When this rider is added to an in-force policy, we may request an additional payment. This payment is needed to satisfy the GMDB Premium Test as of the date of issue of this rider.

14. IS THIS RIDER A PART OF THE CONTRACT? This rider, when paid for, is made a part of the policy, based on the application for the rider.

15. WHEN WILL THIS RIDER END? You may cancel this rider, at any time, by sending us your signed notice. This rider will end on the Monthly Deduction Day on or next following the date we receive your request.

       This rider will also end for any of the following reasons:

       (a)    If the rider reaches its Expiry Date;

       (b) The GMDB Premium Test is not satisfied on a Monthly Deduction Day, and any required payment is not received by the next Monthly Deduction Day;

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                     GUARANTEED MINIMUM DEATH BENEFIT (GMDB)
                                   (CONTINUED)

       (c) If a loan is taken under the policy which violates the restrictions set forth in Section 8;

       (d)    If the policy ends or is surrendered.

                                                     NEW YORK LIFE INSURANCE AND
                                                             ANNUITY CORPORATION


                                                    ----------------------------
                                                                       President


                                                    ----------------------------
                                                                       Secretary